Exhibit 99.1

Contacts:
Raymond Jones	Katie Curnutte
Investor Relations	Public Relations
206-470-7137	206-757-2701
ir@zillow.com	press@zillow.com

ZILLOW GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	Quarterly Real Estate Revenue of $136.6 million, up 27% year over year on a pro forma basis.

•	Full year 2015 Pro Forma Revenue of $679.9 million, up 18% year over year on a pro forma basis.

•	Average monthly unique users to Zillow Group consumer brands Zillow, Trulia, StreetEasy and HotPads reached nearly 124 million during the fourth quarter, up 61% year over year. Zillow Group brands now represent approximately 70% market share of all mobile exclusive visitors to the category.

SEATTLE – February 11, 2016 – Zillow® Group, Inc. (NASDAQ:Z) (NASDAQ:ZG), which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and Web, today announced its consolidated financial results for the quarter and full year ended December 31, 2015.

“Last year was a strategically exciting one for Zillow Group,” said Zillow Group CEO Spencer Rascoff. “Through our acquisition of Trulia, we formed the largest real estate media company in the world and have now established the foundation for our long-term growth and category leadership. This year we’ll be focused on the strategic priorities of growing our audience, growing our agent advertiser business, growing our emerging marketplaces and continuing to maintain our extraordinary company culture which attracts, retains and motivates extraordinary people to do their best work. I couldn’t be more excited about what we plan to accomplish in 2016.”

Fourth Quarter 2015 Financial Highlights

Throughout this release, financial results are presented on both a reported and pro forma basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) unless otherwise noted. Pro forma results exclude items described in the reconciliation tables below and assume the February 2015 acquisition of Trulia occurred on January 1, 2014, the beginning of the comparable prior year reporting period. The pro forma results are presented in order to provide additional insights into the underlying trends in the business. Revenue and Adjusted EBITDA for the three months ended December 31, 2015 are presented in this release on an as-reported basis. All share and per share amounts have been retroactively adjusted to give effect to the August 2015 Class C capital stock split.

•	Revenue increased 7% to $169.4 million from pro forma revenue of $158.5 million in the fourth quarter of 2014. Excluding Market Leader Revenue, pro forma Revenue increased 18% to $169.4 million from pro forma Revenue of $143.8 million in the fourth quarter of 2014.

•	Marketplace Revenue increased 14% to $148.3 million from pro forma revenue of $130.5 million in the fourth quarter of 2014.

•	Real Estate Revenue grew 27% to $136.6 million from pro forma revenue of $107.8 million in the fourth quarter of 2014.

•	Mortgages Revenue grew 48% to $11.7 million from pro forma revenue of $7.9 million in the fourth quarter of 2014.

•	Display Revenue decreased 25% to $21.1 million from pro forma revenue of $28.1 million in the fourth quarter of 2014. The decrease is primarily a result of our strategy to deemphasize display advertising in the user experience and instead focus on growth in Marketplace Revenue.

•	GAAP net loss was $25.7 million in the fourth quarter of 2015, which includes the impact of $8.1 million in legal costs related to our litigation with News Corp.

•	Pro forma net loss was $25.1 million in the fourth quarter of 2015 compared to pro forma net loss of $11.3 million in the same period last year. Pro forma net loss for the fourth quarter of 2015 includes the impact of $8.1 million in legal costs related to our litigation with News Corp.

•	Adjusted EBITDA was $20.4 million in the fourth quarter of 2015, or 12% of Revenue, which was a decrease from pro forma Adjusted EBITDA of $34.8 million in the fourth quarter of 2014, or 22% of pro forma Revenue. Adjusted EBITDA in the fourth quarter of 2015 includes the impact of $8.1 million in legal costs related to our litigation with News Corp.

•	Basic and diluted GAAP net loss per share was $0.14 in the fourth quarter of 2015 compared to basic and diluted GAAP net loss per share of $0.09 in the same period last year.

•	Pro forma basic and diluted net loss per share was $0.14 in the fourth quarter of 2015 compared to pro forma basic and diluted net loss per share of $0.06 in the same period last year.

•	Basic and diluted non-GAAP net loss per share was $0.01 in the fourth quarter of 2015, compared to basic non-GAAP net income per share of $0.09 and diluted non-GAAP net income per share of $0.08 in the same period last year. For the fourth quarter of 2015, non-GAAP net loss per share excludes share-based compensation expense, acquisition-related costs, restructuring costs and income taxes.

Full Year 2015 Financial Highlights

•	Full year 2015 Revenue was $644.7 million on an as-reported basis. Pro forma Revenue increased 18% to $679.9 million from pro forma revenue of $577.8 million in 2014. Excluding Market Leader Revenue, pro forma Revenue increased 24% to $642.9 million from pro forma Revenue of $516.4 million in 2014.

•	Marketplace Revenue was $555.9 million on an as-reported basis. Pro forma Marketplace Revenue increased 26% to $583.9 million from pro forma revenue of $464.5 million in 2014.

•	Real Estate Revenue was $482.1 million on an as-reported basis. Pro forma Real Estate Revenue grew 35% to $502.2 million from pro forma revenue of $372.6 million in 2014.

•	Mortgages Revenue was $44.3 million on an as-reported basis. Pro forma Mortgages Revenue grew 47% to $44.7 million from pro forma revenue of $30.5 million in 2014.

•	Market Leader Revenue was $29.5 million on an as-reported basis. Pro forma Market Leader Revenue decreased 40% to $37.1 million from pro forma revenue of $61.4 million in 2014. As previously announced, Zillow Group completed the sale of Market Leader on September 30, 2015.

•	Display Revenue was $88.8 million on an as-reported basis. Pro forma Display Revenue decreased 15% to $96.0 million from pro forma revenue of $113.3 million in 2014.

•	GAAP net loss was $148.9 million in 2015, which includes the impact of $35.6 million of restructuring costs and $16.6 million of acquisition-related costs, primarily due to the company’s February 2015 acquisition of Trulia and the related restructuring plan. GAAP net loss in 2015 also includes $27.1 million in legal costs related to our litigation with News Corp. and $4.4 million for the loss recorded in connection with the sale of Market Leader.

•	Pro forma net loss was $91.1 million in 2015 compared to pro forma net loss of $83.3 million in the same period last year. Pro forma net loss for 2015 includes $27.1 million in legal costs related to our litigation with News Corp.

•	Pro forma Adjusted EBITDA was $95.4 million in 2015, or 14% of pro forma Revenue, which was an increase from pro forma Adjusted EBITDA of $71.2 million in 2014, or 12% of pro forma Revenue. Pro forma Adjusted EBITDA in 2015 includes the impact of $27.1 million in legal costs related to our litigation with News Corp.

•	Basic and diluted GAAP net loss per share was $0.88 in 2015 compared to basic and diluted GAAP net loss per share of $0.36 in the same period last year.

•	Pro forma basic and diluted net loss per share was $0.52 in 2015 compared to pro forma basic and diluted net loss per share of $0.49 in the same period last year.

•	Basic non-GAAP net income per share of $0.05 and diluted non-GAAP net income per share of $0.07 in 2015, compared to basic non-GAAP net income per share of $0.13 and diluted non-GAAP net income per share of $0.12 in the same period last year. For full year 2015, non-GAAP net income per share excludes share-based compensation expense, acquisition-related costs, restructuring costs, loss on divestiture of business, and income taxes.

Operating and Business Highlights

•	During the fourth quarter, nearly 124 million average monthly unique users visited Zillow Group consumer brands Zillow, Trulia, StreetEasy and HotPads, up 61% year over year. According to comScore, Zillow Group brands now represent approximately 70% market share of all mobile exclusive visitors to the category.

•	Zillow Group is benefitting from the combined audience scale of having several of the largest mobile and online real estate brands under one roof. Since January 2015, nearly 400 MLSs have signed agreements to send listings directly to Zillow and Trulia, providing their members access to the largest audience of home shoppers on mobile and Web[1].

•	On February 3, 2016, Zillow Group announced the planned acquisition of Naked Apartments®, New York City’s leading rentals-only platform, for $13 million in cash. The acquisition aligns with the company’s strategic goals, extending Zillow Group’s hyper-local market leadership in one of the largest and most important real estate markets in the world. The deal is expected to close in February 2016.

•	In the fourth quarter, Zillow Group’s average monthly revenue per advertiser, or ARPA, was $438, up 29% from $339 compared to the same period last year on a pro forma basis. The increase in ARPA was primarily driven by high-performing agents buying more advertising inventory from us rather than by increasing the price for existing advertising inventory.

•	Zillow Group’s agent advertisers totaled 92,366 as of December 31, 2015. The current advertiser count reflects the company’s continued strategic focus on growing participation by high-performing agents who provide a superior consumer experience.

[1]	Based on internal tracking and comScore Media Metrix Real Estate Category Ranking by Unique Visitors, December 2015, US Data.

Quarterly Conference Call

A quarterly conference call to discuss Zillow Group’s fourth quarter and full year 2015 financial results and business outlook will occur today at 2 p.m. Pacific Time (5 p.m. Eastern Time) and will be webcast live. The live webcast of the conference call will be available on the investor relations section of Zillow Group’s website at http://investors.zillowgroup.com. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 19021080. Callers outside the United States may dial 443-863-7921 with conference ID# 19021080. Questions submitted via Zillow Group’s Twitter account (www.twitter.com/zillowgroup) using the hashtag #ZEarnings will be considered during the Q&A portion of the call, in addition to questions submitted by those dialed in. Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Zillow Group’s website at http://investors.zillowgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our business outlook, strategic priorities, and operational plans for 2016. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, Zillow Group’s ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; Zillow Group’s ability to maintain and effectively manage an adequate rate of growth; Zillow Group’s ability to maintain or establish relationships with listings and data providers; the impact of the real estate industry on Zillow Group’s business; Zillow Group’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow Group’s ability to increase awareness of the Zillow Group brands; Zillow Group’s ability to attract consumers to Zillow Group’s mobile applications and websites; Zillow Group’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow Group’s network infrastructure and content delivery processes; and Zillow Group’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 filed with the Securities and Exchange Commission, or SEC, and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to certain pro forma financial results, Adjusted EBITDA and non-GAAP net income (loss) per share, all of which are non-GAAP financial measures. We have provided a reconciliation of pro forma Adjusted EBITDA to pro forma net loss, Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, and a reconciliation of net income (loss), adjusted, to net loss, as reported on a GAAP basis, and the calculations of non-GAAP net income (loss) per share – basic and diluted and pro forma weighted-average shares outstanding – basic and diluted, within this earnings release.

The pro forma financial results included in this press release, although helpful in illustrating the financial characteristics of Zillow Group under one set of assumptions, are not true historical financial results. They are provided for informational purposes and do not attempt to represent Zillow Group’s actual financial condition if the February 2015 acquisition of Trulia had been completed on the applicable dates of the financial statements presented herein or predict or suggest future results.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect acquisition-related costs;

•	Adjusted EBITDA does not reflect restructuring costs;

•	Adjusted EBITDA does not reflect the loss on divestiture of business;

•	Adjusted EBITDA does not reflect the impairment of certain acquired intangible assets;

•	Adjusted EBITDA does not reflect interest expense or other income;

•	Adjusted EBITDA does not reflect the impact of income taxes; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results.

Our presentation of non-GAAP net income (loss) per share excludes the impact of share-based compensation expense, acquisition-related costs, impairment of certain acquired intangible assets, restructuring costs, the loss on divestiture of business and income taxes. This measure is not a key metric used by our management and board of directors to measure operating performance or otherwise manage the business. However, we provide non-GAAP net income (loss) per share as supplemental information to investors, as we believe the exclusion of share-based compensation expense, acquisition-related costs, impairment of certain acquired intangible assets, restructuring costs, the loss on divestiture of business and income taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider these metrics in isolation or as substitutes for analysis of our results as reported under GAAP.

About Zillow Group

Zillow Group (NASDAQ:Z) (NASDAQ:ZG) houses a portfolio of the largest real estate and home-related brands on the Web and mobile. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy® and HotPads®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Mortech®, Diverse Solutions®, dotloop® and Retsly®. The company is headquartered in Seattle.

Please visit http://investors.zillowgroup.com, www.zillowgroup.com/ir-blog, and www.twitter.com/zillowgroup, where Zillow Group discloses information about the company, its financial information, and its business which may be deemed material.

The Zillow Group logo is available at http://zillowgroup.mediaroom.com/logos-photos.

Zillow, Mortech, Diverse Solutions, StreetEasy, Retsly and HotPads are registered trademarks of Zillow, Inc. Trulia is a registered trademark of Trulia, LLC. dotloop is a registered trademark of DotLoop, LLC.

(ZFIN)

Pro Forma Financial Information

The following pro forma financial information gives effect to the February 2015 acquisition of Trulia as if it were consummated on January 1, 2014, the beginning of the comparable prior reporting period (except Revenue and Adjusted EBITDA for the three months ended December 31, 2015, which are presented on an as-reported basis) (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2015 (1)	2014 (2)	2015 (3)	2014 (4)
Pro forma revenue	$169,370	$158,547	$679,935	$577,830
Pro forma net loss	$(25,077)	$(11,266)	$(91,055)	$(83,336)
Pro forma net loss per share — basic and diluted	$(0.14)	$(0.06)	$(0.52)	$(0.49)
Pro forma weighted-average shares outstanding — basic and diluted	178,020	173,580	176,434	171,807
Other Financial Data:
Pro forma Adjusted EBITDA (5)	$20,394	$34,778	$95,411	$71,226

(1)	The three months ended December 31, 2015 includes pro forma adjustments for $0.4 million to eliminate restructuring costs associated with the acquisition of Trulia reflected in the historical financial statements and $0.2 million to eliminate direct and incremental acquisition-related costs reflected in the historical financial statements.
(2)	The three months ended December 31, 2014 includes pro forma adjustments for $15.4 million to eliminate direct and incremental acquisition-related costs reflected in the historical financial statements, $7.3 million to eliminate share-based compensation expense attributable to substituted equity awards and $4.7 million to record additional amortization expense for acquired intangible assets.
(3)	The year ended December 31, 2015 includes pro forma adjustments for $49.3 million to eliminate direct and incremental acquisition-related costs reflected in the historical financial statements, $37.3 million to eliminate share-based compensation expense attributable to substituted equity awards and to record additional share-based compensation expense attributable to substituted equity awards, $35.7 million to eliminate restructuring costs associated with the acquisition of Trulia reflected in the historical financial statements and $2.4 million to record additional amortization expense for acquired intangible assets.
(4)	The year ended December 31, 2014 includes pro forma adjustments for $39.5 million to eliminate direct and incremental acquisition-related costs reflected in the historical financial statements, $18.7 million to record additional amortization expense for acquired intangible assets, $10.7 million to eliminate share-based compensation expense attributable to substituted equity awards, $6.2 million to eliminate Trulia’s historical amortization of capitalized website development costs and $2.7 million to record additional rent expense.
(5)	See below for a reconciliation of pro forma Adjusted EBITDA to pro forma net loss.

The basic and diluted pro forma net loss per share is based on the weighted-average number of shares of Zillow Group common stock and Class C capital stock outstanding for the period presented and adjusted for the number of shares of Class A common stock issued in connection with the February 2015 acquisition of Trulia, assuming for the purposes of the unaudited pro forma condensed combined statements of operations that the closing date of the acquisition was January 1, 2014. The calculation of the number of shares used in the computation of pro forma basic and diluted net loss per share is as follows (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Weighted-average shares outstanding — basic and diluted (1)	126,240	121,800	124,654	120,027
Class A common stock issued in connection with the acquisition of Trulia	51,780	51,780	51,780	51,780

Pro forma weighted-average shares outstanding — basic and diluted	178,020	173,580	176,434	171,807

(1)	Amounts exclude shares of Zillow Group Class A common stock issued in connection with the acquisition of Trulia.

The following table presents a reconciliation of pro forma Adjusted EBITDA to pro forma net loss for each of the periods presented (other than Adjusted EBITDA for the three months ended December 31, 2015, which is presented on an as-reported basis) (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Loss:
Pro forma net loss	$(25,077)	$(11,266)	$(91,055)	$(83,336)
Pro forma other (income) expense	(416)	514	(1,534)	(654)
Pro forma depreciation and amortization expense	21,355	22,141	81,220	76,837
Impairment of certain acquired intangible assets	—	3,259	—	3,259
Pro forma share-based compensation expense	24,312	18,478	99,784	68,361
Pro forma acquisition-related costs	198	—	955	—
Loss on divestiture of business	225	—	4,368	—
Pro forma interest expense	1,589	1,588	6,318	6,332
Pro forma income tax provision (benefit)	(1,792)	64	(4,645)	427

Pro forma Adjusted EBITDA	$20,394	$34,778	$95,411	$71,226

The following table presents our pro forma revenue by type for each of the periods presented (other than revenue for the three months ended December 31, 2015, which is presented on an as-reported basis) (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Pro Forma Revenue:
Pro forma Marketplace revenue:
Real estate	$136,560	$107,839	$502,176	$372,602
Mortgages	11,688	7,892	44,655	30,469
Market Leader	5	14,742	37,073	61,439

Total pro forma Marketplace revenue	148,253	130,473	583,904	464,510
Pro forma Display revenue	21,117	28,074	96,031	113,320

Total pro forma revenue	$169,370	$158,547	$679,935	$577,830

Reported Consolidated Results

ZILLOW GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31 , 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$229,138	$125,765
Short-term investments	291,151	246,829
Accounts receivable, net	29,789	18,684
Prepaid expenses and other current assets	24,016	10,059

Total current assets	574,094	401,337
Restricted cash	3,015	—
Long-term investments	—	83,326
Property and equipment, net	89,639	41,600
Goodwill	1,909,167	96,352
Intangible assets, net	554,765	26,757
Other assets	5,020	358

Total assets	$3,135,700	$649,730

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,361	$9,358
Accrued expenses and other current liabilities	43,047	16,883
Accrued compensation and benefits	11,392	6,735
Deferred revenue	21,450	15,356
Deferred rent, current portion	1,172	864

Total current liabilities	80,422	49,196
Deferred rent, net of current portion	13,743	11,755
Long-term debt	230,000	—
Deferred tax liabilities and other long-term liabilities	132,482	—

Total liabilities	456,647	60,951
Shareholders’ equity:
Class A common stock	5	3
Class B common stock	1	1
Class C capital stock	12	8
Additional paid-in capital	2,956,111	716,498
Accumulated other comprehensive loss	(471)	—
Accumulated deficit	(276,605)	(127,731)

Total shareholders’ equity	2,679,053	588,779

Total liabilities and shareholders’ equity	$3,135,700	$649,730

ZILLOW GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$169,370	$92,329	$644,677	$325,893
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	15,105	8,825	61,614	29,461
Sales and marketing (2)	77,817	38,437	307,089	169,462
Technology and development (2)	55,782	27,637	198,565	84,669
General and administrative (2)	45,939	20,535	170,445	65,503
Acquisition-related costs	432	8,109	16,576	21,493
Restructuring costs (2)	409	—	35,551	—
Loss on divestiture of business	225	—	4,368	—

Total costs and expenses	195,709	103,543	794,208	370,588

Loss from operations	(26,339)	(11,214)	(149,531)	(44,695)
Other income	416	317	1,501	1,085
Interest expense	(1,589)	—	(5,489)	—

Loss before income taxes	(27,512)	(10,897)	(153,519)	(43,610)
Income tax benefit	1,792	—	4,645	—

Net loss	$(25,720)	$(10,897)	$(148,874)	$(43,610)

Net loss per share — basic and diluted	$(0.14)	$(0.09)	$(0.88)	$(0.36)
Weighted-average shares outstanding — basic and diluted	178,020	121,800	169,767	120,027
(1) Amortization of website development costs and intangible assets included in technology and development	$17,885	$8,374	$63,189	$29,487

(2) Includes share-based compensation expense as follows:
Cost of revenue	$1,254	$564	$4,694	$1,844
Sales and marketing	4,952	2,434	25,391	7,320
Technology and development	6,436	3,852	26,849	11,681
General and administrative	11,670	3,059	48,280	13,240
Restructuring costs	(204)	—	14,859	—

Total	$24,108	$9,909	$120,073	$34,085

Other Financial Data:
Adjusted EBITDA (3)	$20,394	$19,978	$87,564	$49,766

(3)	See above for more information regarding our presentation of Adjusted EBITDA.

ZILLOW GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2014
Operating activities
Net loss	$(148,874)	$(43,610)
Adjustments to reconcile net loss to net cash provided by operating activities, net of amounts assumed in connection with acquisitions:
Depreciation and amortization	75,386	35,624
Share-based compensation expense	105,214	34,085
Restructuring costs	19,001	—
Release of valuation allowance on certain deferred tax assets	(2,853)	—
Loss on disposal of property and equipment	1,384	505
Loss on divestiture of businesses, net	3,899	—
Bad debt expense	3,235	2,529
Deferred rent	2,553	4,415
Amortization of bond premium	2,487	3,506
Impairment of certain acquired intangible assets	—	3,259
Changes in operating assets and liabilities:
Accounts receivable	(1,051)	(5,979)
Prepaid expenses and other assets	(761)	(5,084)
Accounts payable	(11,158)	4,634
Accrued expenses and other current liabilities	(18,384)	6,282
Accrued compensation and benefits	(4,020)	2,295
Deferred revenue	(2,434)	3,058
Other long-term liabilities	(965)	—

Net cash provided by operating activities	22,659	45,519

Investing activities
Proceeds from maturities of investments	335,443	174,949
Purchases of investments	(307,658)	(272,644)
Proceeds from sales of investments	8,260	—
Decrease in restricted cash, net of amounts assumed in connection with an acquisition	3,931	—
Purchases of property and equipment	(54,981)	(32,595)
Purchases of intangible assets	(13,127)	(11,647)
Proceeds from divestiture of businesses	23,359	—
Cash acquired in acquisition, net	173,406	—
Cash paid for acquisitions, net	(104,192)	(3,500)

Net cash provided by (used in) investing activities	64,441	(145,437)

Financing activities
Proceeds from exercise of stock options	24,423	23,923
Value of equity awards withheld for tax liability	(8,150)	—

Net cash provided by financing activities	16,273	23,923
Net increase (decrease) in cash and cash equivalents during period	103,373	(75,995)
Cash and cash equivalents at beginning of period	125,765	201,760

Cash and cash equivalents at end of period	$229,138	$125,765

Supplemental disclosures of cash flow information
Cash paid for interest	$6,325	$—
Noncash transactions:
Value of Class A common stock issued in connection with an acquisition	$1,883,728	$—
Capitalized share-based compensation	$10,319	$6,585
Write-off of fully depreciated property and equipment	$26,242	$4,749

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(25,720)	$(10,897)	$(148,874)	$(43,610)
Other income	(416)	(317)	(1,501)	(1,085)
Depreciation and amortization expense	21,355	9,915	75,386	35,624
Share-based compensation expense	24,312	9,909	105,214	34,085
Acquisition-related costs	432	8,109	16,576	21,493
Restructuring costs	409	—	35,551	—
Loss on divestiture of business	225	—	4,368	—
Interest expense	1,589	—	5,489	—
Impairment of certain acquired intangible assets	—	3,259	—	3,259
Income tax benefit	(1,792)	—	(4,645)	—

Adjusted EBITDA	$20,394	$19,978	$87,564	$49,766

Non-GAAP Net Income (Loss) per Share

The following table presents a reconciliation of net income (loss), adjusted, to net loss, as reported on a GAAP basis, and the calculation of non-GAAP net income (loss) per share - basic and diluted, for each of the periods presented (in thousands, except per share data, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net loss, as reported	$(25,720)	$(10,897)	$(148,874)	$(43,610)
Share-based compensation expense	24,312	9,909	105,214	34,085
Acquisition-related costs	432	8,109	16,576	21,493
Impairment of certain acquired intangible assets	—	3,259	—	3,259
Restructuring costs	409	—	35,551	—
Loss on divestiture of business	225	—	4,368	—
Income tax benefit	(1,792)	—	(4,645)	—

Net income (loss), adjusted	$(2,134)	$10,380	$8,190	$15,227

Non-GAAP net income (loss) per share - basic	$(0.01)	$0.09	$0.05	$0.13
Non-GAAP net income (loss) per share - diluted	$(0.01)	$0.08	$0.07	$0.12
Weighted-average shares outstanding - basic	178,020	121,800	169,767	120,027
Weighted-average shares outstanding - diluted	178,020	129,483	186,691	129,087

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Marketplace revenue:
Real estate	$136,560	$70,807	$482,092	$239,039
Mortgages	11,688	7,403	44,263	28,203
Market Leader	5	—	29,549	—

Total Marketplace revenue	148,253	78,210	555,904	267,242
Display revenue	21,117	14,119	88,773	58,651

Total revenue	$169,370	$92,329	$644,677	$325,893

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Percentage of Total Revenue:
Marketplace revenue:
Real estate	81%	77%	75%	73%
Mortgages	7%	8%	7%	9%
Market Leader	0%	0%	5%	0%

Total Marketplace revenue	88%	85%	86%	82%
Display revenue	12%	15%	14%	18%

Total revenue	100%	100%	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented. Zillow Group’s strategy is to focus on growing revenue from high-producing agents, and not by increasing the overall number of new advertisers. Real Estate Revenue increased 27% to $136.6 million in the fourth quarter compared to pro forma Real Estate Revenue in the prior year period.

	Average Monthly Unique Users for the Three Months Ended December 31,			2014 to 2015 % Change
	2015	2014
	(in thousands)
Unique Users	123,658	76,713	*	61%

Unique users source: We measure Zillow unique users with Google Analytics and Trulia unique users with Omniture analytical tools. Beginning on February 17, 2015, the reported monthly unique users reflect the effect of Zillow Group’s February 17, 2015 acquisition of Trulia.

*	For December 2014, the reported monthly unique user metric was estimated by Zillow based on historical trends by calculating the percentage change in monthly unique users from November 2013 to December 2013 and multiplying that percentage change by the reported November 2014 monthly unique users. Zillow transitioned to an upgraded version of the Google Analytics measurement service, Universal Analytics, in the month of December 2014 on both its mobile application and website platforms. As a result, Zillow is not able to provide an accurate count of the monthly unique users as reported by the service for December 2014.

	At December 31,		2014 to 2015 % Change
	2015	2014
Agent Advertisers	92,366	62,305	48%